DUPONT

TO: Matthias Heinzel
FROM: Ed Breen
SUBJECT: Special Retention Award - CONFIDENTIAL
DATE: August 30, 2019

Recognizing the unique and challenging business environment that Nutrition and Biosciences is undergoing I am pleased to inform you that in consideration of your continued focus, drive, and commitment to the success of the business you are eligible to receive a retention payment ("payment") in the amount of **€1,470,458** less applicable withholdings and subject to the terms below. I deeply value the importance of your continued efforts.

Payment will be made only if you continue in employment through March 31, 2021 with DuPont (your present employer) or any direct or indirect successor to its business or if your employment is terminated by your employer before that date without Cause[1]. Termination of your employment before such date for any other reason will result in forfeiture of the right to payment.

This award is considered confidential and should not be discussed with anyone, other than your spouse or significant other, and to do so may result in forfeiture of the award.

Please note that your eligibility for a payment does not give you any right to continued employment, and your right to payment is not assignable.

Payment will be made as part of the first regular payroll run (and in any event not more than thirty (30) days) following the earlier of March 31, 2021 or your termination without Cause.

In addition to this retention payment, you continue to be eligible to participate in the regular DuPont Short-Term and Long-Term Incentive programs. The payment is considered special compensation and is not benefit bearing for purposes of any of DuPont employee benefit programs.

Please sign and return this letter not later than September 27, 2019. Failure to do so will result in the forfeiture of the right to payment.

I look forward to your continued contributions to the business.

Congratulations.

Ed

Ed Breen
Executive Chair

Date: August 30, 2019

Agreed and Accepted:

M. Heinzel

Matthias Heinzel

Date: Sept. 26, 2019

1. Cause for the purpose of this letter means your willful and continued failure to substantially perform your duties, or your conduct not in good faith, which is injurious to the business.